Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-101607 and No. 333-115329) and on Form S-8 (File No. 33-42354, No. 33-63510, No. 33-79654, No. 33-79756, No. 33-79664, No. 333-48357, No. 333-68815, No. 333-81821 and No. 333-94405) of Allied Waste Industries, Inc. of our report dated February 18, 2005 relating to the consolidated financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, and our report dated February 18, 2005 relating to the consolidated financial statements and financial statement schedule of Browning-Ferris Industries, Inc., which appear in this Annual Report on Form 10-K.

/s/  PricewaterhouseCoopers  LLP
Phoenix, Arizona
February 18, 2005